SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 14, 2013

GEOVAX LABS, INC.

(Exact name of registrant as specified in Charter)

Delaware	000-52091	87-0455038
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

1900 Lake Park Drive

Suite 380

Smyrna, Georgia 30080

(Address of Principal Executive Offices)

(678) 384-7220

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[ ] Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13(e)-4(c))

This Form 8-K and other reports filed by GeoVax Labs, Inc. (the “Registrant”) from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant's management as well as estimates and assumptions made by the Registrant's management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative if these terms and similar expressions as they relate to the Registrant or the Registrant's management identify forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Registrant's industry, operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 1.01      Entry into a Material Definitive Agreement

See Item 3.03 below, which is incorporated herein by reference.

Item 3.03     Material Modification to Rights of Security Holders

Effective May 14, 2013, the Registrant reduced the exercise price of its outstanding Series B Common Stock Purchase Warrants that were issued in connection with a private placement of its Series A Convertible Preferred Stock that closed on March 21, 2012, exercisable for an aggregate of 1,166,666 shares of common stock (the “Warrants”). The exercise price for the Warrants was reduced from $0.60 to $0.50 per share.

Each holder of the Warrants executed a Reset Offer agreement on May 14, 2013 with respect to the reduction of the exercise price of the Warrants. In consideration for the reduction of the exercise price, the holders of the Warrants agreed to immediately exercise the Warrants in full for cash, resulting in $583,333 of net proceeds to the Registrant.

Item 9.01     Financial Statements and Exhibits

Exhibit 10.1     Reset Offer Agreement, dated May 14, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 15, 2013

GEOVAX LABS, INC.

By:   /s/ Mark W. Reynolds

     Mark W. Reynolds

     Chief Financial Officer

Exhibits Index

Exhibit 10.1     Reset Offer Agreement, dated May 14, 2013